Exhibit 99.1

Wilhelmina International, Inc. Announces Reverse Stock Split and Application to List its Common Stock on the NASDAQ Capital Market

 DALLAS, July 11, 2014 (Globe Newswire) Wilhelmina International, Inc. (OTCBB: WHLM.OB-News) (the “Company”) announced today a 1-for-20 reverse stock split of its outstanding common stock.  The reverse stock split is being undertaken in connection with the Company’s application to list its common stock on the NASDAQ Capital Market.  The Company believes it meets all of NASDAQ’s eligibility requirements with the exception of the minimum bid price requirement, which will be addressed by the reverse split.

"We believe an uplisting to the NASDAQ Capital Market will help provide greater investor awareness of Wilhelmina’s publicly-traded status, and its long, storied legacy as one of the largest and most successful model talent agencies in the World.  In addition, the NASDAQ listing will provide a more appropriate trading venue for the Company’s shares as we seek to establish the Wilhelmina brand name in consumer markets, and continue to grow the model and talent representation business in both domestic and international markets,” commented Mark Schwarz, Executive Chairman of Wilhelmina.

The reverse stock split will be effective at 5p.m. Eastern Time today, July 11, 2014.  Wilhelmina's common stock will begin trading on a split adjusted basis on the OTCBB when the market opens on July 14, 2014.  The common stock will have a new CUSIP number, 968235200, and will trade for 20 business days under the temporary trading symbol, "WHLMD," with the "D" added to signify that the reverse stock split has occurred.

As a result of the reverse stock split, every twenty shares of issued Wilhelmina common stock will be combined into one issued and outstanding share of common stock without any change in the par value of the shares. The Company will pay cash in lieu of issuing fractional shares in connection with the reverse split based on the average of the last reported sales price of Wilhelmina’s common stock as quoted on the OTCBB for the five business days prior to the effectiveness of the reverse split.

 The reverse stock split will reduce the number of issued and outstanding shares of Wilhelmina common stock from approximately 117 million to approximately 5.9 million. At the 2014 Wilhelmina Annual Meeting of Stockholders held on September 26, 2013, stockholders approved the granting of authority to the Company’s board of directors to effect the reverse split.

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares.  Holders of share certificates will receive instructions from the company's transfer agent, Securities Transfer Corporation, regarding the process for exchanging their shares. Securities Transfer Corporation can be reached at (469) 633-0101.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, including, Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S.as well as in Thailand, Dubai, Vancouver and Tokyo.

Forward-Looking Statements

This report contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management.  When used in this report, the words “anticipate”, “believe”, “estimate”, “expect” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements.  Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

Contact:

    John Murray
    Chief Financial Officer
    Wilhelmina International, Inc.
    214-661-7480
    john@wilhelmina.com

SOURCE Wilhelmina International, Inc.

Website: http://www.wilhelmina.com